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                                                                    EXHIBIT 4.16

                                                                  CONFORMED COPY

                          SCHRODER SALOMON SMITH BARNEY
        CITIGROUP CENTRE, 33 CANADA SQUARE, CANARY WHARF, LONDON E14 5LB

                                                               November 28, 2001

MARCONI MOBILE SPA

C/o
One Bruton St
London
W1J 6AQ

Ladies and Gentlemen:

Marconi Mobile SpA, a company organized under the laws of the Republic of Italy (the "Seller"), proposes, subject to the terms and conditions stated herein, to sell ordinary shares ("Shares"), of Lottomatica S.p.A, a company organized under the laws of the Republic of Italy (the "Company"), to Salomon Brothers International Limited (the "Purchaser"). An aggregate of 6,163,641 Shares (the "Securities") are to be sold hereunder. The Securities will be purchased by the Purchaser as a block trade subject to the rules and regulations of Consob and the Mercato Telematico Azionario in relation to such trades, subject, however, to the additional matters set out below. The Seller understands that the Securities will be resold by the Purchaser. The Seller understands further that such sales will occur as soon after this Agreement becomes effective as in the sole judgment of the Purchaser is advisable.

1. The Seller represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date that:

         (a) It has full power under its constitutive documents and applicable law, and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement; and this Agreement has been duly authorized, executed and delivered by it and is a valid and binding agreement of it enforceable in accordance with its terms;

         (b) The sale and delivery of the Securities to be sold by it hereunder and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets, except for any such conflict, breach, violation or default which has been waived or could not reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement;

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         (c)      No person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase the Securities, or any of them; it has valid title to, and the legal right and the power to sell and transfer full beneficial legal interest in, the Securities, and transfer of the Securities to the Purchaser will pass title to such shares, free and clear of all security interests, liens, encumbrances, equities or other claims together with all rights and advantages now and hereafter attaching to such Securities; the Securities rank pari passu in all respects with and are identical to the remaining ordinary shares of the Company;

         (d) Neither it, nor any of its affiliates, nor any person acting on its or their behalf, has or will make bids or purchases for the purpose of creating actual or apparent active trading in, or of raising the price of, any Shares or any right to purchase such Shares or securities convertible into or exchangeable or exercisable for Shares which is designed to or which has constituted, or which might reasonably be expected to cause or result in, manipulation of the price of any security of the Company; and

         (e) The Seller is not aware of any material information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Company) that is not described in the Company's most recent annual report or subsequent public information releases which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries.

2.       Subject to the terms and conditions set forth in this Agreement, the:
         Seller agrees to sell the Securities to the Purchaser at a net price per Security of 6.52 euros (the "Purchase Price"), which equals 40,186,939.32 euros in the aggregate for all the Securities to be purchased by the Purchaser. The Purchaser agrees to purchase the Securities at the Purchase Price.

3. Unless otherwise agreed by the parties, completion of the sale and purchase of the Securities will take place on 3 December, 2001 (the "Closing Date"), by transfer of the Securities to an account or accounts in Monte Titoli of the Purchaser or its affiliate, designated by the Purchaser, against payment by or on behalf of the Purchaser of the Purchase Price multiplied by the number of Securities purchased by the Purchaser, in same-day funds.

4. The Seller covenants and agrees with the Purchaser that it will notify the Purchaser forthwith if on or prior to the Closing Date it comes to the Seller's knowledge that any of the representations, warranties, undertakings or agreements set out in Section 1 above ceases to be true and accurate or becomes misleading in any respect or that there has been any breach of any of such representations, warranties, undertakings or agreements. The obligations of the Seller set forth in this Section 4 shall survive termination of this Agreement.

5. The respective agreements, representations, warranties and other statements of the Seller and the Purchaser, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser or any controlling person of the Purchaser, or the Seller or any officer or director or any controlling person of the Seller, and shall survive delivery of and payment for the Securities.

6. All statements, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent by mail or facsimile transmission, if to Salomon Brothers International Limited to Victoria Plaza, 111 Buckingham Palace Road, London SW1W 0SB, Attention: General Counsel's Office, fax: +44-20-7500 1023; and, if to the Seller to Marconi Mobile

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         SpA, c/o One Bruton St London W1J 6AQ, fax: 020 7 409 7748, Attention:
         The Secretary. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

7. This agreement is governed by, and shall be construed in accordance with, English law. The Seller hereby agrees for the benefit of the Purchaser that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together referred to as "Proceedings") arising out of or in connection with this Agreement may be brought in such courts. Nothing contained in this clause shall limit any right to take Proceedings against the Seller in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

8. This Agreement may be executed by any one or both of the parties hereto in any number of counterparts and via facsimile, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         If the foregoing is in accordance with your understanding, please sign and return to us an original counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement among the Seller and the Purchaser.

Very truly yours,

SALOMON BROTHERS INTERNAL LIMITED

By: A. BOGLE
    Name:  Angus Bogle
    Title: Managing Director

Accepted as of the date hereof:

MARCONI MOBILE SPA

By: C. CHAPPLE
    Name:  C. J. C. Chapple
    Title: EVP Corporate Finance